Exhibit 3.1

CERTIFICATE OF ELIMINATION

WITH RESPECT TO

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

CAMERON INTERNATIONAL CORPORATION

PURSUANT TO SECTION 151(g)

In accordance with Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), Cameron International Corporation, a Delaware corporation (the “Company”), does hereby certify:

FIRST: That the following resolutions with respect to the proposed elimination of its Series A Junior Participating Preferred Stock were duly adopted by the Board of Directors of the Company:

RESOLVED, that no shares of the Company’s Series A Junior Participating Preferred Stock are outstanding and none will be issued; and

FURTHER RESOLVED, that any officer of the Company be, and each hereby is, authorized, empowered and directed to file with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the DGCL setting forth these resolutions in order to eliminate from the Company’s Amended and Restated Certificate of Incorporation, as amended, all reference to the Series A Junior Participating Preferred Stock.

SECOND: None of the authorized shares of the Series A Junior Participating Preferred Stock are outstanding and none will be issued.

THIRD: In accordance with the provisions of Section 151 of the DGCL, the Amended and Restated Certificate of Incorporation is hereby amended to eliminate all reference to the Series A Junior Participating Preferred Stock.

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IN WITNESS WHEREOF, Cameron International Corporation has caused this Certificate to be signed by its Senior Vice President this 17th day of December, 2007.

By:	/s/ William C. Lemmer William C. Lemmer Senior Vice President